E. W. BLANCH CO.
R:\98R\15176.DOC                             Reinsurance Services
                                                          Page 20

                    Property Excess Per Risk
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder






















                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431

                        Table of Contents


Article                                                      Page

     I    Classes of Business Reinsured                        3
    II    Term                                                 3
   III    Territory                                            4
    IV    Exclusions                                           4
     V    Retention and Limit                                  6
    VI    Reinstatement:  Second Property Excess Per Risk      7
   VII    Other Reinsurance                                    8
  VIII    Definitions                                          8
    IX    Losses and Loss Adjustment Expense                  11
     X    Special Provisions                                  12
    XI    Salvage and Subrogation                             12
   XII    Premium                                             12
  XIII    Offset (BRMA 36C)                                   14
   XIV    Access to Records (BRMA 1D)                         14
    XV    Liability of the Reinsurer                          14
   XVI    Net Retained Lines (BRMA 32E)                       14
  XVII    Errors and Omissions (BRMA 14F)                     14
 XVIII    Currency (BRMA 12A)                                 15
   XIX    Taxes (BRMA 50C)                                    15
    XX    Federal Excise Tax (BRMA 17A)                       15
   XXI    Unauthorized Reinsurers                             15
  XXII    Insolvency                                          17
 XXIII    Arbitration                                         18
  XXIV    Service of Suit (BRMA 49C)                          19
   XXV    Agency Agreement                                    19
  XXVI    Intermediary (BRMA 23A)                             19




                    Property Excess Per Risk
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
             Interests and Liabilities Agreement(s)
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Property business underwritten by Associated International Insurance Company, Woodland Hills, California, subject to the terms, conditions and limitations hereinafter set forth.


Article II - Term

A. This Contract shall become effective on January 1, 1998, with respect to losses occurring on or after that date, and shall remain in force until December 31, 1998, both days inclusive.

B. Unless the Company elects that the Reinsurer have no liability for losses occurring after the effective date of expiration, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of expiration, reinsurance hereunder on business in force on the effective date of expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond
   12 months plus odd time (not exceeding 18 months in all as respects Builders' Risk policies) following the effective date of expiration.


Article III - Territory

This Contract shall apply to the territorial limits set forth in the Company's policies reinsured hereunder.


Article IV - Exclusions

A. This Contract does not apply to and specifically excludes the following:

      1. Loss or liability excluded under the terms of the "Pools, Associations & Syndicates Exclusion Clause" attached to and forming part of this Contract.

      2. All reinsurance assumed, with the exception of intra-company reinsurance and specific insureds whose reinsurance is written through their own captive company and quoted by a non-related entity.

      3. Risks of war, whether or not declared, invasion, civil war, insurrection, rebellion, revolution or confiscation by duly constituted governmental or civil authority as excluded under a standard policy containing a standard War Exclusion Clause.

      4. Hail insurance or reinsurance covering growing, drying or standing crops when written as such.

      5. Flood when written as such; however, this exclusion shall not apply to flood when included in Difference in Conditions, Inland Marine and All Risk policies.

      6. All armored car business except when written in excess of $500,000.

      7.   Credit, financial or insolvency guarantees.

      8. Livestock insurance or reinsurance when written as such.

      9.   Third Party Bodily Injury and Property Damage
      Liability, Medical Payments, Workers' Compensation,
      Fidelity and Surety, whether written separately or as part of a Multiple Peril policy. However, nothing herein contained shall be construed as excluding liability for damage to property in an insured's care, custody or control or for which the insured may be liable.

      10.  Ocean Marine when written as such.

      11. Aircraft, meaning direct damage to hulls insured under Aircraft Hull policies, but not to exclude aircraft hulls insured under regular Fire, Inland Marine and All Risk policies (other than Aircraft Hull policies). In no event shall any liability attach to the Reinsurer hereunder in respect of aircraft while in flight or taxiing.

      12.  Offshore drilling rigs.

      13. Automobile risks insured under Automobile policies with the exception of floor plans.

      14. Space and space related risks for the intention of ignition of the launch vehicle which includes taxiing within the launch site area and in flight.

      15.  Grain elevators.

      16.  Petrochemical risks and refineries.

      17.  Underground mining.

      18. Inland Marine policies covering jewelers block and motor truck cargo.

      19.  Mortgage Impairment insurance.

      20. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      21.  Kidnap and Ransom.

      22.  Residual Value and Credit insurance.

      23.  Crop insurance.

      24.  Burglary and Theft when written as such.

      25.  Strike insurance.

      26.  Product impairment, recall and tampering.

      27. Data processing companies whose sole purpose is to provide data processing services to other companies which include media exposures defined as material on which data is to be or is already stored (i.e., disks, magnetic and paper tapes, drums, cores and programs).

      28.  Risks as detailed in the "Target Risks Exclusion
      Clause" attached to and forming part of this Contract.

      29. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)," the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)," and the "Nuclear Energy Risks Exclusion Clause - Reinsurance (Worldwide Excluding U.S.A. & Canada)," attached to and forming part of this Contract.

      30.  Boiler and Machinery when written as such.

      31.  Mechanical breakdowns when written as such.

      32.  Transmission and distribution lines.

   Notwithstanding the foregoing provisions of this paragraph A, these exclusions do not apply where the excluded class or operations, in the opinion of the Company, constitutes a minor part of or incidental exposure to the main operations of the insured, except for exclusions 2, 3, 7, 10, 11, 12, 14, 20, 28, 29 and 32 of this paragraph A.

B. As respects business written by the General E&S department, this Contract does not apply to and specifically excludes the following:

      1.   Onshore drilling rigs.

      2.   Equipment maintenance, warranty or similar coverages.

   Notwithstanding the foregoing provisions of this paragraph B, these exclusions do not apply where the excluded class or operations, in the opinion of the Company, constitutes a minor part of or incidental exposure to the main operations of the insured.


Article V - Retention and Limit

A. First Property Excess Per Risk Reinsurance

   The Company shall retain and be liable for the first $100,000 of ultimate net loss as respects any one risk, each loss. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $4,900,000 as respects any one risk, each loss, nor shall it exceed $12,500,000 as respects all risks involved in any one loss occurrence.

B. Second Property Excess Per Risk Reinsurance

   The Company shall retain and be liable for the first $5,000,000 of ultimate net loss as respects any one risk, each loss. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $5,000,000 as respects any one risk, each loss, nor shall it exceed $10,000,000 as respects all risks involved in any one loss occurrence.

C. The Company shall be the sole judge of what constitutes "one risk," except that in no event shall a building and its contents be considered more than one risk.


Article VI - Reinstatement:  Second Property Excess Per Risk

A. As respects the Second Property Excess Per Risk layer hereunder, in the event all or any portion of the reinsurance hereunder is exhausted by loss arising out of any one loss occurrence, the amount so exhausted shall be reinstated immediately from the time the loss occurrence commences hereon.

      1. For the first $10,000,000 of ultimate net loss so reinstated the Company shall pay no additional premium.

      2. For the second $10,000,000 of ultimate net loss so reinstated the Company agrees to pay additional premium equal to the product of the following:

          a.   The percentage of the occurrence limit reinstated
          (based on the ultimate net loss paid by the Reinsurer);
          times

          b. One-half of the earned reinsurance premium for that excess layer for the term of this Contract
          (exclusive of reinstatement premium).

      3. For the third $10,000,000 of ultimate net loss so reinstated the Company agrees to pay additional premium equal to the product of the following:

          a.   The percentage of the occurrence limit reinstated
          (based on the ultimate net loss paid by the Reinsurer);
          times

          b. The earned reinsurance premium for that excess layer for the term of this Contract (exclusive of reinstatement premium).

B. Whenever the Company requests payment by the Reinsurer of any ultimate net loss hereunder, the Company shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer. If the earned reinsurance premium for the term of this Contract has not been finally determined as of the date of any such statement, the calculation of reinstatement premium due shall be based on the annual deposit premium and shall be readjusted when the earned reinsurance premium for the term of this Contract has been finally determined. Any reinstatement premium shown to be due the Reinsurer as reflected by any such statement (less prior payments, if any) shall be payable by the Company concurrently with payment by the Reinsurer of the requested loss. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's statement.

C. Notwithstanding anything stated herein, the liability of the Reinsurer under the Second Property Excess Per Risk reinsurance shall not exceed $10,000,000 as respects all risks involved in any one loss occurrence, nor shall it exceed
   $40,000,000 in all during the term of this Contract.


Article VII - Other Reinsurance

A. The Company shall be permitted to carry excess catastrophe reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

B. With regard to business written in the General E&S division of the Company, the Company shall be permitted to carry excess and/or pro rata reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

C. The Company shall be permitted to purchase facultative reinsurance, recoveries under which may inure to the benefit of this Contract. If such reinsurance does not inure to the benefit of this Contract, it will be entirely disregarded as respects this Contract.


Article VIII - Definitions

A. The term "ultimate net loss" shall mean the actual loss incurred by the Company under policies covered hereunder. Such loss shall include sums paid in settlement of claims and suits and in satisfaction of judgments, including prejudgment interest when added to a judgment. Such loss also shall include any losses in excess of policy limits and any extra contractual obligations incurred by the Company.

   All salvages, recoveries, payments and reversals or reductions of verdicts or judgments whether recovered, received or obtained prior or subsequent to loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the net loss. Nothing herein shall be construed to mean losses are not recoverable until the net loss to the Company finally has been ascertained.

B. "Loss adjustment expense" as used herein shall include:

      1. Expenses sustained in connection with settlement and litigation of claims and suits, satisfaction of judgments, resistance to or negotiations concerning a loss (which shall include the pro rata share of the Company's outside employees according to the time occupied in adjusting such loss and the salaries and expenses of the Company's employees while diverted from their normal duties to the service of field adjustment, but shall not include any salaries of officers nor normal overhead expenses of the Company);

      2. Legal expenses and costs incurred in connection with coverage questions and legal actions, including declaratory judgment actions, connected thereto;

      3. All interest on judgments other than prejudgment interest when added to a judgment, and;

      4. Expenses sustained to obtain recoveries, salvages and other reimbursements, or to secure the reversal or reduction of a verdict or judgment.

C. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

      1. "Loss in excess of policy limits" shall mean 90% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

      2. "Extra contractual obligations" shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract.

   There will be no recovery hereunder for an extra contractual obligation or loss in excess of policy limits that has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

   The date on which any extra contractual obligation and/or loss in excess of policy limits is incurred by the Company will be deemed, in all circumstances, to be the date of the original loss occurrence. Nothing in this Article will be construed to create a separate or distinct loss occurrence apart from the original covered loss occurrence that gave rise to the extra contractual obligations and/or loss in excess of policy limits discussed in the preceding paragraphs. In no event will the total liability of the Reinsurer exceeds its applicable limit of liability as set forth in Article V.

   Recoveries from any form of insurance or inuring reinsurance, if any, which protects the Company against claims the subject matter of this paragraph shall inure to the benefit of this Contract.

D. The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs anywhere in the world but limited in the United States of America and Canada to the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

      1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

      2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

      3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph D) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

      4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage
      (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

   Except for those "loss occurrences" referred to in subparagraphs 1 and 2 above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

   However, as respects those "loss occurrences" referred to in subparagraphs 1 and 2 above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "loss occurrences," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

   No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under the 168 hours provision.

E. "Net earned premium" as used herein is defined as the Company's gross earned premium for the classes of business subject to this Contract, less only the earned portion of premiums, if any, ceded by the Company for reinsurance which inures to the benefit of this Contract.

F. "Losses incurred" as used herein shall mean losses and loss adjustment expense paid by the Reinsurer as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses occurring during the term of this Contract. For all loss occurrences during the term of this Contract which have two or fewer policies with loss subject to this Contract, up to two policies having the largest subject loss recoverables during the term of this Contract shall be deemed to have a maximum loss and loss adjustment expense recovery of $900,000 included in losses incurred hereunder.


Article IX - Losses and Loss Adjustment Expense

A. Whenever a loss sustained by the Company appears likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of the loss at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

C. In the event of loss hereunder, loss adjustment expenses (as defined in Article VIII) incurred by the Company in connection therewith shall be shared by the Company and the Reinsurer in the proportion the ultimate net loss paid or payable by the Reinsurer bears to the total ultimate net loss paid or payable by the Company, prior to any reinsurance recoveries, but after deduction of all salvage and other recoveries. The Reinsurer's liability for loss adjustment expenses shall be in addition to its limit of liability for ultimate net loss.

D. In the event the ultimate net loss subject to recovery hereunder includes an amount of loss in excess of policy limits and/or extra contractual obligations, then the actual ultimate net loss recovered hereunder shall be allocated among indemnity loss, loss in excess of policy limits and/or extra contractual obligations as follows:

      1. When the limits defined in paragraphs A, B and/or C of Article V with regard to all risks subject to recovery hereunder involved in any one loss occurrence have not been exceeded, the actual ultimate net loss recovered hereunder as respects any one risk, each loss shall be allocated to indemnity loss, loss in excess of policy limits and/or extra contractual obligations in the same proportion that each bears to the total ultimate net loss subject to recovery on that risk.

      2. When the limits defined in paragraphs A, B and/or C of Article V with regard to all risks subject to recovery hereunder involved in any one loss occurrence have been exceeded, the actual ultimate net loss recovered hereunder as respects any one loss occurrence shall be allocated to indemnity loss, loss in excess of policy limits and/or extra contractual obligations in the same proportion that each bears, before application of the applicable per occurrence limit, to the total ultimate net loss subject to recovery on that loss occurrence.


Article X - Special Provisions

As respects loss or damage or costs or expenses arising from asbestos or seepage and/or pollution and/or contamination, other than contamination from smoke damage, the maximum sublimit shall be $25,000 per risk, each loss, or so deemed. Nevertheless, this does not preclude payment of the cost of removal of debris of property damaged by a loss otherwise covered hereunder.


Article XI - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article XII - Premium

A. First Property Excess Per Risk Reinsurance

      1. As provisional premium for the First Property Excess Per Risk Reinsurance provided hereunder, the Company shall pay the Reinsurer a deposit premium of $3,125,000 in four equal installments of $781,250 on January 1, April 1,
      July 1 and October 1 of 1998. The provisional premium paid by the Company shall be adjusted periodically in accordance with the provisions set forth herein. For purposes hereof, the "term of this Contract" shall be from the effective date of this Contract through the date of expiration if this Contract expires on a "cutoff" basis or the end of the runoff period if this Contract expires on a "runoff" basis.

      2. The adjusted premium for the term of this Contract shall be equal to the Reinsurer's losses incurred for the term of this Contract, plus 3.6% of the Company's net earned premium for the term of this Contract, but the adjusted premium shall not be less than an amount equal to 6.72% of the Company's net earned premium for the term of this Contract, nor shall it exceed an amount equal to 10.1% of the Company's net earned premium for the term of this Contract.

      3. In the event this Contract expires on a "runoff" basis, on December 31, 1998, the Company shall pay the Reinsurer, as promptly as possible after that date, an additional deposit premium of 8.4% of the Company's subject net unearned premium as of December 31, 1998. The Company shall calculate and report the adjusted premium for the term of this Contract in accordance with subparagraph 2 within 60 days following 12 months after the expiration of this Contract and within 60 days after the end of each 12-month period thereafter until all losses occurring during the term of this Contract have been finally settled. If the adjusted premium exceeds the reinsurance premiums previously paid for the term of this Contract, the Company shall remit the difference to the Reinsurer with its report. If the adjusted premium is less than reinsurance premiums previously paid for the term of this Contract, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

B. Second Property Excess Per Risk Reinsurance

      1.   As premium for the Second Property Excess Per Risk
      Reinsurance provided hereunder during the period
      January 1, 1998 through December 31, 1998, the Company shall pay the Reinsurer the greater of $750,000 or 2.0% of its net earned premium for such period.

      2. The Company shall pay the Reinsurer a deposit premium of $750,000 in four equal installments of $187,500 on January 1, April 1, July 1 and October 1 of 1998.

      3. As promptly as possible after December 31, 1998, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with subparagraph 1, and any additional premium due the Reinsurer shall be remitted by the Company with its report.

      4. In the event this Contract expires on a "runoff" basis, on December 31, 1998, the Company shall pay the Reinsurer, as promptly as possible after that date, premium for the runoff period equal to 2.0% of the Company's subject net unearned premium as of December 31, 1998.


Article XIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XIV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XV - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XVI - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XVII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XVIII - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


Article XIX - Taxes (BRMA 50C)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.


Article XX - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise
Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.


Article XXI - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded United States outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. If the Reinsurer is unauthorized in any province or
   jurisdiction of Canada, the Reinsurer agrees to fund 115% of its share of the Company's ceded Canadian outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

      2. Cash advances for the remaining balance of the funding required;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

C. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1) or C(3), or in the case of C(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXII - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXIII - Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at Woodland
   Hills, California, unless otherwise mutually agreed.

F. It is agreed that the jurisdiction of the Arbiters to make or render any decision or award shall be limited by the limit of liability expressly hereinbefore set forth, and that the Arbiters shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Reinsurer, nor do they have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.


Article XXIV - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXV - Agency Agreement

Associated International Insurance Company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXVI - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Woodland Hills, California,this _______ day of ______________199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company


        POOLS, ASSOCIATIONS & SYNDICATES EXCLUSION CLAUSE


Section A:

Excluding:

      (a) All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

      (b) Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

Section B:

     It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:

     Industrial Risk Insurers,
     Associated Factory Mutuals,
     Improved Risk Mutuals,
     Any Pool, Association or Syndicate formed for the purpose of writing Oil, Gas or Petro-Chemical Plants and/or Oil or Gas
     Drilling Rigs,
     United States Aircraft Insurance Group,
     Canadian Aircraft Insurance Group,
     Associated Aviation Underwriters,
     American Aviation Underwriters.

Section B does not apply:

      (a) Where The Total Insured Value over all interests of the risk in question is less than $300,000,000.

      (b)  To interests traditionally underwritten as Inland
      Marine or stock and/or contents written on a blanket basis.

      (c) To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under Section B(a).

      (d)  To risks as follows:

           Offices, Hotels, Apartments, Hospitals, Educational
      Establishments, Public Utilities (other than railroad schedules) and builder's risks on the classes of risks specified in this subsection (d) only.

     Where this clause attaches to Catastrophe Excesses, the following Section C is added:

     Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in:

          (1)  The following so-called "Coastal Pools":
               Alabama Insurance Underwriting Association
               Florida Windstorm Underwriting Association
               Louisiana Insurance Underwriting Association
               Mississippi Insurance Underwriting Association North Carolina Insurance Underwriting Association South Carolina Windstorm and Hail Underwriting Association
               Texas Catastrophe Property Insurance Association

                  AND

          (2)  All "Fair Plan" business
for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:

           (i) The inability of any other participant in such "Coastal Pool" or "Fair Plan" to meet its liability.

           (ii) Any claim against such "Coastal Pool" or "Fair Plan" or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract).